Opinion 5.1 Opinion of Counsel

Law Offices Of

RICHARD S. LANE

200 East 71st Street

Suite 7C

New York, NY 10021

Phone (212) 737-8454 Fax (212) 737-3259

E-Mail: RSLane09@aol.com

December 02, 2008

Mr. John Campana, President

Amber Optoelectronics, Inc.

2283 Argentia Road, Unit 10, Box 8

Mississauga ON

L5N 5Z2, Canada

RE: Pre-Effective Amendment # 8 regarding Amber Optoelectronics, Inc. S-1/A, file # 333-147225

Dear Mr. Campana,

I have acted as counsel for Amber Optoelectronics (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-1/A under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to the 14,278,850  shares of the Company's common stock, $.001 par value, (the "Common Stock"). In addition to the foregoing, I have reviewed the appropriate sections of the General Corporation Law of the state of Delaware, the state in which Amber Optoelectronics, Inc. is incorporated.

I have examined the Certificate of Incorporation, and the By-Laws of the Company, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based on the foregoing examination, I am of the opinion that all of the shares of Common Stock registered under the above Registration Statement are duly authorized, were validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment # 10. In addition, I hereby consent to the use of the reference to “Counsel to the Company” in the paragraph titled “Legal Proceedings.”

Very truly yours,

 /S/

 Richard S. Lane

RSL:ai

Exhibit 5.2  Opinion of Counsel – Letter to the Securities and Exchange Commission

Law Offices Of

RICHARD S. LANE

200 East 71st Street

Suite 7C

New York, NY 10021

Phone (212) 737-8454 Fax (212) 737-3259

E-Mail: RSLane09@aol.com

                        June 5, 2008

Mr. Paul Fischer, Staff Attorney

Division of Corporate Finance

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

RE: Pre-Effective Amendment # 5 regarding Amber Optoelectronics, Inc. S-1, file # 333-147225 which  should be regarded as a secondary offering under Rule 415(a)(I)(i).

Dear Mr. Fischer,

Enclosed under separate cover is my opinion of counsel, which has been revised in accordance with comments # 32, 33, and 34, contained in your letter of March 21, 2008.

In addition, with respect to your comment # 4, please accept the following as my legal analysis, based upon which I have determined that the shares being registered for resale should be regarded as a secondary offering (eligible to be made on a delayed or continuous basis under Rule 415 (a)(I)(i). In addition to reviewing the foregoing portion of 415, I have also reviewed D-29 of the Manual of Publicly Available Telephone Interpretations and Item 507 of Regulation S-K.

The issuer is registering 15,278,850 shares of outstanding common stock held by non related or affiliated shareholders. The Issuer is also registering 10,450,000 shares of common stock in connection with the acquisition of the Taiwan company “Amber Optoelectronics Ltd.”, of these a total of 700,000 are held by the three directors and general counsel of the company. None of the current shareholders are underwriters, brokers or affiliated with a broker or underwriter, nor are any of the shareholders acting as a conduit for the issuer, or acting as an underwriter selling on behalf of the issuer.

When and if any of the shareholders elect to sell their shares, the proceeds received from such sale will be for the benefit of the selling stockholder, and not for the benefit of the issuer.

Very truly yours,

                                                                                                               /S/

Richard S. Lane

RSL:ai